                                                                 EXHIBIT (D)(4)


                  PROSPECT STREET(R) HIGH INCOME PORTFOLIO INC.

                                       and

                      PACIFIC MUTUAL LIFE INSURANCE COMPANY

                                   ----------

                  AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

                          Dated as of December 16, 1993

                               TABLE OF CONTENTS
                               -----------------

ARTICLE 1         DEFINITIONS .............................................   1

Section 1.1.      Definitions .............................................   1
Section 1.2.      Other Definitions .......................................  24
Section 1.3.      Rules of Construction ...................................  24

ARTICLE 2         PURCHASE OF NOTE ........................................  24

Section 2.1.      Intentionally Omitted ...................................  24
Section 2.2.      Intentionally Omitted ...................................  24
Section 2.3.      Intentionally Omitted ...................................  24
Section 2.4.      Manner of Payments ......................................  25

ARTICLE 3         REDEMPTION ..............................................  25

Section 3.1.      Applicability of Article ................................  25
Section 3.2.      Mandatory Redemption Provisions                            25
Section 3.3.      Notice of Redemption ....................................  25
Section 3.4.      Effect of Notice of Redemption ..........................  26
Section 3.5.      Note Redeemed in Part ...................................  27
Section 3.6.      Special Additional Redemption Provisions ................  27

ARTICLE 4         COVENANTS ...............................................  28

Section 4.1.      Payment of Note .........................................  28
Section 4.2.      SEC Reports .............................................  28
Section 4.3.      Waiver of Usury Defense .................................  28
Section 4.4.      Limitation on Dividends and Other Distributions
                  and Purchases ...........................................  28
Section 4.5.      Limitation on Incurrence of Indebtedness ................  30
Section 4.6.      Liquidation .............................................  30
Section 4.7.      Compliance Certificates .................................  31
Section 4.8.      Notice of Defaults ......................................  31
Section 4.9.      Payment of Taxes and Other Claims .......................  31
Section 4.10.     Corporate Existence .....................................  32
Section 4.11.     Existence as Investment Company and Maintenance
                  of Investment Objective .................................  32
Section 4.12.     Required Investment Company Act Asset Coverage ..........  32
Section 4.13.     Note Basic Maintenance Amount Required Under Certain
                  Circumstances ...........................................  33
Section 4.14.     Delivery of Officers' Reports ...........................  34
Section 4.15.     Restrictions on Liens ...................................  34
Section 4.16.     Financial Statements and Other Information ..............  34
Section 4.17.     Information Required by Rule 144A .......................  36
Section 4.18.     Inspection of Property ..................................  36
Section 4.19.     Compliance with Laws ....................................  36

ARTICLE 5         SUCCESSOR CORPORATION ...................................  37

Section 5.1.      When Fund May Merge, etc ................................  37
Section 5.2.      Successor Corporation Substituted .......................  37

ARTICLE 6         DEFAULTS AND REMEDIES ...................................  38

Section 6.1.      Events of Default .......................................  38
Section 6.2.      Acceleration ............................................  40
Section 6.3.      Other Remedies ..........................................  40

ARTICLE 7         REPRESENTATIONS AND WARRANTIES ..........................  41

Section 7.1.      Representations and Warranties of the Fund ..............  41
Section 7.2.      Representations and Warranties of the Purchaser .........  43

ARTICLE 8         MISCELLANEOUS ...........................................  44

Section 8.1.      Notices .................................................  44
Section 8.2.      Business Days ...........................................  44
Section 8.3.      Certificate as to Conditions Precedent ..................  44
Section 8.4.      Statements Required in Certificate ......................  45
Section 8.5.      Governing Law; Submission to Jurisdiction ...............  45
Section 8.6.      Payments in the Ordinary Course .........................  45
Section 8.7.      Expenses ................................................  46
Section 8.8.      Assignment; Successors ..................................  46
Section 8.9.      Multiple Counterparts ...................................  47
Section 8.10.     Table of Contents, Headings, etc ........................  47

                  AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

         AMENDED AND RESTATED NOTE PURCHASE AGREEMENT dated as of December 16, 1993 (this "Agreement") between PROSPECT STREET(R) HIGH INCOME PORTFOLIO INC., a Maryland corporation (the "Fund"), and PACIFIC MUTUAL LIFE INSURANCE COMPANY, a California corporation ("Pacific Mutual" or "Purchaser").

                                 R E C I T A L S

         WHEREAS, pursuant to the Note Purchase Agreement dated as of July 15, 1993 (the "Existing Note Purchase Agreement") between the Fund and Pacific Mutual, the Fund issued and Pacific Mutual purchased $20,000,000 principal amount of Notes (as defined below);

         WHEREAS, the Fund and Pacific Mutual desire to obtain a credit rating on the Notes from Fitch Investors Service, Inc.; and

         WHEREAS, the Fund and Pacific Mutual desire to amend and restate the Existing Note Purchase Agreement in its entirety to reflect changes required to obtain such a credit rating on the Notes.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and of other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the defined terms):

         "Annual Financial Statements" has the meaning assigned to it in Section 4.16.

         "Articles of Incorporation" means the Articles of Amendment and Restatement of the Fund, as amended or restated from time to time.

         "Bank Borrowings" means borrowings (a) from depository institutions, the deposits of which are insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation, (b) which are not senior in right of payment to the Note and (c) which have been made pursuant to loan documents containing a covenant that the lender shall not make a petition which would result in the institution of an involuntary case or proceeding against the Fund or the appointment of a custodian for the Fund or all or substantially all of its property under any Bankruptcy Law prior to the date which is one year and one day after the date upon which no Notes are outstanding.

         "Bankruptcy Law" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

         "Board of Directors" means the Board of Directors of the Fund or any authorized committee of the Board.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York or in Boston, Massachusetts are authorized or obligated by law or executive order to close.

         "Cash" means such coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

         "Certified Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Fund, under its corporate seal, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to Holder.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the Common Stock, $.01 par value per share, of the Fund.

         "Conventional Mortgage Pass-Through Certificates" means an instrument issued in bearer or registered form, that is one of a class or series or by its terms is divisible into a class or series, and that is of a type commonly dealt in upon securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, evidencing (directly or indirectly) a proportional undivided interest in specified pools of whole mortgage loans that are secured by a valid first lien on each mortgagor's fee or leasehold interest in related mortgage property (except for Permitted Tax Liens and other matters to which like properties are commonly subject which neither individually nor in the aggregate materially interfere with the benefits of the security intended to be provided by such mortgages or deeds of trust, and standard exceptions and exclusions in title insurance policies) on one- to four-unit residences (including, without limitation, owner-occupied attached or detached single-unit residences, two- to four-unit primary residences, condominiums, second/vacation homes and non-owner occupied residences) and with respect to which the Required Documentation is required to be held by a trustee or independent custodian, which mortgage loans are serviced pursuant to servicing agreements with servicers that have either expressed the intention to advance funds to meet deficiencies (to the extent such servicers reasonably believe such advances are recoverable) or provided for alternative credit enhancement in lieu thereof, and which instruments (a) have been rated AA/Aa or better by the Rating Agencies or (b) do not qualify pursuant to clause (a) above, but the inclusion of which as Eligible Portfolio Property will not, in and of itself, impair, or cause the Note to fail to retain, any ratings assigned to the Note by the Rating Agencies, as evidenced by letters to the Fund to such effect from the Rating Agencies which letters shall be delivered to each Holder at the time each such Conventional Mortgage Pass-Through Certificate is to be included in the Eligible Portfolio Property, provided, that a Conventional Mortgage Pass-Through Certificate shall be eligible for inclusion in the Eligible Portfolio Property as of any Valuation Date only if it continues to satisfy as of such Valuation Date the requirements of at least one of clauses
(a) or (b) above, as the Fund may confirm verbally or in writing, directly or indirectly, or by reference to a publication of the Rating Agencies, by confirmation from a nationally recognized securities dealer having a minimum capitalization of $25 million or by such other means as the Rating Agencies shall approve. Each Holder shall be entitled to rely on the representations of the Fund contained in the Portfolio Valuation Report with respect to any Valuation Date, that as of such Valuation Date the Fund has confirmed that the Conventional Mortgage Pass-Through Certificates included in the Eligible Portfolio Property are within the scope of this paragraph.

         "Corporate Bonds" means corporate debt obligations (other than Short-Term Money Market Instruments, U.S. Government Obligations or commercial paper with a maturity of not more than 63 days) rated from CCC/B3 (senior) and Caa (unsecured subordinated) to AAA/Aaa by the Rating Agencies (or rated as provided below in the case of commercial paper), which corporate debt obligations (a) provide for the periodic payment of interest thereon in cash,
(b) do not provide for conversion or exchange into equity capital at any time over their respective lives, (c) have been registered under the Securities Act of 1933, as amended (except that such requirement shall not apply with respect to commercial paper), and (d) have not had notice given in respect thereof that any such corporate debt obligations are the subject of an offer by the issuer thereof of exchange or tender for cash, securities or any other type of consideration (except that corporate debt obligations in an amount not exceeding 10% of the aggregate value of the Fund's assets at any time shall not be subject to the provisions of this clause (d)). In addition, so long as the Note may be rated by Fitch, no corporate debt obligation held by the Fund shall be deemed a Corporate Bond (i) if it fails to meet the criteria in column (1) below or (ii) to the extent (and only to the proportionate extent) the acquisition or holding thereof by the Fund causes the Fund to exceed any applicable limitation set forth in column (2) or (3) below as of any relevant date of determination (provided that in the event that the Fund shall exceed any such limitation or any other percentage limitation set forth in this definition of Corporate Bonds the Fund shall designate, in its sole discretion, the particular Corporate Bond(s) and/or portions thereof which shall be deemed to have caused the Fund to exceed such limitations):

                              Column (1)       Column (2)        Column (3)
                              ----------       ----------        ----------
                                               Maximum           Maximum Percent
                                               Percent of        of Market Value
                                               Market Value      of Eligible
                              Minimum          of Eligible       Portfolio
                              Original         Portfolio         Property,
                              Issue Size of    Property,         Invested in any
                              Each Issue       Invested in any   One Industry
Rating Agencies' Ratinqs(1)   ($ in millions)  One Issuer(2)     Cateqory(2)
----------------------------  ---------------  -------------     -----------
AAA/Aaa ....................      $100               10.0%            50.0%
AA/Aa ......................       100               10.0             33.3
A/A ........................       100               10.0             33.3
BBB/Baa ....................       100                5.0             20.0
BB/Ba ......................       100(3)             4.0             12.0
B/B1, B2 and B3
 (subordinated) ............       100(3)             3.0              8.0
CCC/B3 (senior) and Caa
 (unsecured subordinated)(4)       100(3)             2.0              5.0
A-1+/P-1(5) ................       N/A               10.0              N/A
A-1/P-1(5) .................       N/A               10.0             33.3
A-2/P-2(5) .................       N/A                5.0             20.0

----------
(1) Unless indicated otherwise in this Agreement, references to ratings by the Rating Agencies in this definition and throughout this Agreement will indicate the Standards & Poor's rating followed by the Moody's rating in the format shown. Unless indicated otherwise in this Agreement, rating designations include (+) and (-) modifiers to the Standards & Poor's rating where appropriate except that corporate debt obligations rated "CCC-" do not constitute Corporate Bonds. In the event that a Corporate Bond has received a different rating from Standard & Poor's than from Moody's, the restrictions relating to the lower rating will apply.

(2) The referenced percentages represent maximum cumulative totals for the related rating category and each lower rating category, except that the calculations with respect to commercial paper investments constituting Corporate Bonds shall be made separately and independently of but on the same basis as the cumulative total guidelines applicable to other types of Corporate Bonds.

(3) 20% of the aggregate Market Value of all Corporate vends in these rating categories may be from issues with an original issue size of greater than or equal to $50 million and less than $100 million.

(4) Corporate debt obligations in this rating category must be subordinated debt of the issuer with an implied senior rating by Standard & Poor's of "B-" or higher to constitute Corporate Bonds. The aggregate Market Value of corporate debt obligations in this rating category in excess of 20% of the aggregate Market Value of the Fund's assets will not be included in the calculation of the Note Basic Maintenance Amount.

(5)  Represents commercial paper investments.

         In addition, the term "Corporate Bonds" shall include debt obligations satisfying such other criteria established by the Rating Agencies in their sole discretion and designated in writing to the Fund.

         "Cure Date" means the 8th Business Day following a Valuation Date, such date being the last day upon which the Fund's failure to comply with its obligations, if any, under Section 4.13 could be cured.

         "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Deposit Securities" means Cash, U.S. Government Obligations and Short-Term Money Market Instruments. Except for purposes of determining compliance with the Note Basic Maintenance Amount, each Deposit Security shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Security but only if payable at least one day prior to the applicable payment date in advance of which the relevant deposit is made.

         "Discount Factor Supplied by Fitch" means, for any asset held by the Fund, (i) the number set forth opposite such type of asset in the following table or (ii) such other number established by Fitch in its sole discretion and designated in writing to the Fund (it being understood that any asset held by the Fund and not listed in the following table or in an amendment hereof shall have a Discounted Value of zero):

                                                                 Discount Factor
                                                                 ---------------

Type I Corporate Bonds having a remaining term to maturity of two
  years or less:                                                      1.20

Type I Corporate Bonds having a remaining term to maturity of
  four years or less but more than two years:                         1.32

Type I Corporate Bonds having a remaining term to maturity of
  seven years or less but more than four years:                       1.54

Type I Corporate Bonds having a remaining term to maturity of 12
  years or less but more than seven years:                            1.60

Type I Corporate Bonds having a remaining term to maturity of 25
  years or less but more than 12 years:                               1.66

Type I Corporate Bonds having a remaining term to maturity of 30
  years or less but more than 25 years:                               1.73

Type II Corporate Bonds having a remaining term to maturity of
  two years or less:                                                  1.21

Type II Corporate Bonds having a remaining term to maturity of
  four years or less but more than two years:                         1.34

Type II Corporate Bonds having a remaining term to maturity of
  seven years or less but more than four years:                       1.58

Type II Corporate Bonds having a remaining term to maturity of 12
  years or less but more than seven years:                            1.65

Type II Corporate Bonds having a remaining term to maturity of 25
  years or less but more than 12 years:                               1.71

Type II Corporate Bonds having a remaining term to maturity of 30
  years or less but more than 25 years:                               1.79

Type III Corporate Bonds having a remaining term to maturity of
  two years or less:                                                  1.25

Type III Corporate Bonds having a remaining term to maturity of
  four years or less but more than two years:                         1.37

Type III Corporate Bonds having a remaining term to maturity of
  seven years or less but more than four years:                       1.63

Type III Corporate Bonds having a remaining term to maturity of
  12 years or less but more than seven years:                         1.70

Type III Corporate Bonds having a remaining term to maturity of
  25 years or less but more than 12 years:                            1.77

Type III Corporate Bonds having a remaining term to maturity of
  30 years or less but more than 25 years:                            1.86

Type IV Corporate Bonds having a remaining term to maturity of
  two years or less:                                                  1.25

Type IV Corporate Bonds having a remaining term to maturity of
  four years or less but more than two years:                         1.41

Type IV Corporate Bonds having a remaining term to maturity of
  seven years or less but more than four years:                       1.73

Type IV Corporate Bonds having a remaining term to maturity of 12
  years or less but more than seven years:                            1.81

Type IV Corporate Bonds having a remaining term to maturity of 25
  years or less but more than 12 years:                               1.91

Type IV Corporate Bonds having a remaining term to maturity of 30
  years or less but more than 25 years:                               2.02

Type V Corporate Bonds having a remaining term to maturity of two
  years or less:                                                      1.32

Type V Corporate Bonds having a remaining term to maturity of
  four years or less but more than two years:                         1.46

Type V Corporate Bonds having a remaining term to maturity of
  seven years or less but more than four years:                       1.84

Type V Corporate Bonds having a remaining term to maturity of 12
  years or less but more than seven years:                            1.95

Type V Corporate Bonds having a remaining term to maturity of 25
  years or less but more than 12 years:                               2.07

Type V Corporate Bonds having a remaining term to maturity of 30
  years or less but more than 25 years:                               2.21

Type VI Corporate Bonds having a remaining term to maturity of
  two years or less:                                                  1.37

Type VI Corporate Bonds having a remaining term to maturity of
  four years or less but more than two years:                         1.52

Type VI Corporate Bonds having a remaining term to maturity of
  seven years or less but more than four years:                       1.97

Type VI Corporate Bonds having a remaining term to maturity of 12
  years or less but more than seven years:                            2.10

Type VI Corporate Bonds having a remaining term to maturity of 25
  years or less but more than 12 years:                               2.25

Type VI Corporate Bonds having a remaining term to maturity of 30
  years or less but more than 25 years:                               2.44

Type VII and Type VIII Corporate Bonds having a remaining term to
  maturity of two years or less:                                      1.37

Type VII and Type VIII Corporate Bonds having a remaining term to
  maturity of four years or less but more than two years:             1.64

Type VII and Type VIII Corporate Bonds having a remaining term to
  maturity of seven years or less but not more than four years:       2.28

Type VII and Type VIII Corporate Bonds having a remaining term to
  maturity of 12 years or less but not more than seven years:         2.49

Type VII and Type VIII Corporate Bonds having a remaining term to
  maturity of 25 years or less but not more than 12 years:            2.74

Type VII and Type VIII Corporate Bonds having a remaining term to
  maturity of 30 years or less but not more than 25 years:            3.06


FHLMC or FNMA Certificate                                       Discount Factor
-------------------------                                       ---------------

FHLMC or FNMA Certificates with interest rates less 10%:              1.49

FHLMC or FNMA Certificates with interest rates equal to or
  greater than 10%:                                                   1.46


GNMA Certificates                                               Discount Factor
-----------------                                               ---------------

GNMA Certificates with interest rates less than 10%:                  1.39

GNMA Certificates with interest rates equal to or
  greater than 10%:                                                   1.35


Conventional Mortgage Pass-Through Certificates                 Discount Factor
-----------------------------------------------                 ---------------

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 6% but equal to or greater than 5%:                 (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 7% but equal to or greater than 6%:                 (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 8% but equal to or greater than 7%:                 (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 9% but equal to or greater than 8%:                 (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 10% but equal to or greater than 9%:                (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 11% but equal to or greater than 10%:               (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 12% but equal to or greater than 11%:               (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates less than 13% but equal to or greater than 12%:               (1)

Conventional Mortgage Pass-Through Certificates with interest
  rates equal to or greater than 13%:                                 (1)


Other                                                           Discount Factor
-----                                                           ---------------

GNMA Multifamily Securities:                                          (1)

FHLMC Multifamily Securities:                                         (1)

FHLMC and FNMA Certificates with variable interest rates:             (1)

GNMA Graduated Payment Securities:                                    (1)

U.S. Government Obligations having a remaining term to maturity
  of one year or less but not less than 63 days:                      1.09

U.S. Government Obligations having a remaining term to maturity
  of two years or less but more than one year:                        1.18

U.S. Government Obligations having a remaining term to maturity
  of five years or less but more than two years:                      1.24

U.S. Government Obligations having a remaining term to maturity
  of 15 years or less but more than five years:                       1.40

U.S. Government Obligations having a remaining term to maturity
  of 30 years or less but more than 15 years:                         1.42

Type I Commercial Paper having a remaining term to maturity of
  more than 63 days and less than or equal to 180 days:               1.34

Type II Commercial Paper having a remaining term to maturity of
  not more than 30 days:                                              1.43

Cash and Short-Term Money Market Instruments:                         1.00

----------
     (1)  The Discount Factor, if any, determined therefor in writing by Fitch.

         "Discounted Value," with respect to any asset held by the Fund as of any date, means the quotient of the Market Value of such asset divided by the applicable Discount Factor Supplied by Fitch. With respect to the calculation of the aggregate Discounted Value of any Corporate Bond included in the Fund's Eligible Portfolio Property, such calculation shall be made using the criteria set forth in the definitions of Corporate Bonds and Market Value. With respect to the calculation of the aggregate Discounted Value of the Fund's Eligible Portfolio Property for comparison with the Note Basic Maintenance Amount, such aggregate Discounted Value shall be the aggregate Discounted Value calculated using Discount Factors Supplied By Fitch. Notwithstanding any other provision of this Agreement, (a) any calculation of Discounted Value shall not include Cash,
(b) Discounted Value for any assets held by the Fund in respect of which a notice of redemption has been received by the Fund or that is currently callable means the lower of (i) the Market Value of such assets divided by the applicable Discount Factor(s) and (ii) the redemption/call price of such assets and (c) Discounted Value for any assets held by the Fund that are prepayable means the lower of (i) the Market Value of such assets divided by the applicable Discount Factor(s) and (ii) the par value of such assets. Notwithstanding any other provisions of this Agreement, any Corporate Bond that has a remaining term to maturity of more than 30 years, and any asset to which a Discount Factor is not assigned by Fitch in this Agreement or in an amendment hereof, shall have a Discounted Value of zero.

         "Eligible Portfolio Property" shall include Corporate Bonds (including, without limitation, Type I Commercial Paper with a remaining term to maturity of not more than 180 days and Type II Commercial Paper with a maturity of not more than 30 days), Cash, U.S. Government Obligations, Short-Term Money Market Instruments, FNMA Certificates, FHLMC Certificates, FHLMC Multifamily Securities, GNMA Certificates, GNMA Multifamily Securities, GNMA Graduated Payment Securities, Conventional Mortgage Pass-Through Certificates; provided, however, that (i) no such Corporate Bonds that are subject to any lien may be includable as "Eligible Portfolio Property" unless such lien is included as a liability in determining Note Basic Maintenance Amount and (ii) the combined value of any Deposit Securities irrevocably deposited by the Fund for the payment of the obligations of the Fund referred to in clauses (a)-(d) of the definition of "Note Basic Maintenance Amount" shall not be includable as "Eligible Portfolio Property."

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of the same controlled group as the Fund within the meaning of Section 414(b) of the Code, or any trade or business which is under common control with the Fund within the meaning of Section 414(c) of the Code.

         "Event of Default" has the meaning assigned to it in Section 6.1

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "FHLMC" means the Federal Home Loan Mortgage Corporation created by Title III of the Emergency Home Finance Act of 1970, and includes any successor thereto.

         "FHLMC Certificate" means a mortgage participation certificate in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-rate, variable-rate or adjustable-rate (level pay), fully amortizing mortgage loans secured by first-priority mortgages on one- to four-family residences.

         "FHLMC Multifamily Security" means a "Plan B Multifamily Security" in physical or book-entry form, the timely payment of interest on and the ultimate collection of principal of which is guaranteed by FHLMC, and which evidences a proportional undivided interest in, or participation interest in, specified pools of fixed-rate, variable-rate or adjustable-rate mortgage loans secured by first-priority mortgages on multifamily residences, the inclusion of which in the Eligible Portfolio Property will not, in and of itself, impair or cause the Note to fail to retain any rating assigned to the Notes by Fitch, as evidenced by a letter to such effect from Fitch.

         "Fitch" mean Fitch Investors Service, Inc., a New York corporation, and includes any successor thereto.

         "FNMA" means the Federal National Mortgage Association, a United States Government-sponsored private corporation established pursuant to Title VIII of the Housing and Urban Development Act of 1968, and includes any successor thereto.

         "FNMA Certificate" means a mortgage pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by FNMA, and which evidences a proportional undivided interest in specified pools or fixed-rate, variable-rate or adjustable-rate, fully amortizing mortgage loans secured by first-priority mortgages on single-family residences.

         "Fund" means Prospect Street High Income Portfolio Inc., a Maryland corporation, until a successor replaces it pursuant to the this Agreement and thereafter means the successor.

         "GNMA" means the Government National Mortgage Association, and includes any successor thereto.

         "GNMA Certificate" means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA and which evidences a proportional undivided interest in specified pools of fixed-rate, variable-rate or adjustable-rate, fully amortizing mortgage loans secured by first-priority mortgages on single-family residences.

         "GNMA Graduated Payment Security" means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA, which obligation is backed by the full faith and credit of the United States, and which evidences a proportional undivided interest in specified pools of graduated payment mortgage loans with payments that increase annually at a predetermined rate for up to the first five or ten years of the mortgage loan and that are secured by first-priority mortgages on one- to four-unit residences.

         "GNMA Multifamily Security" means a fully modified pass-through certificate in physical or book-entry form, the full and timely payment of principal of and interest on which is guaranteed by GNMA, which obligation is backed by the full faith and credit of the United States, and which evidences a proportional undivided interest in specified pools of fixed-rate mortgage loans secured by first-priority mortgages on multifamily residences, the inclusion of which in the Eligible Portfolio Property will not, in and of itself, impair or cause the Note to fail to retain, any rating assigned to the Note by Fitch as evidenced by a letter to such effect from Fitch.

         "Holder" means the Person in whose name the Note is registered on the Fund's books.

         "Industry Category" means, as to Corporate Bonds, any of the industry categories set forth in Exhibit A.

         "Interest Payment Date" means the stated maturity of an installment of interest on the Note.

         "Investment Company Act" means the Investment Company Act of 1940 (15 U.S.C. {S}{S} 80 et seq.), as amended from time to time.

         "Letter Reviewing Portfolio Calculations" means a letter in substantially the form attached hereto as Exhibit B delivered to each Holder with respect to certain Portfolio Valuation Reports.

         "Market Value" means the amount determined with respect to specific assets of the Fund (i) in the manner set forth below or (ii) such other manner as is established by Fitch in its sole discretion and designated in writing to the Fund:

         (a) as to any Corporate Bond, (i) the product of (A) the unpaid principal balance of such Corporate Bond as of the applicable Reporting Date, and (B) the lower of two bid prices for such Corporate Bond provided by two nationally recognized securities dealers with a minimum capitalization of $25 million or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect any rating assigned to the Note by Fitch) to the custodian of the Fund's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such custodian (provided that evidence of the bid quotes furnished by such custodian shall be delivered to each Holder by the Fund with the related Portfolio Valuation Report), plus (ii) accrued interest on such Corporate Bond (unless such accrued interest is payable to the holder of such Corporate Bond prior to the next Valuation
     Date), or if two bid prices cannot be obtained, such time of Eligible Portfolio Property shall have a Market Value of zero;

         (b) the product of (i) as to GNMA Certificates, GNMA Graduated Payment Securities, GNMA Multifamily Securities, FNMA Certificates, FHLMC Certificates and FHLMC Multifamily Securities, the aggregate unpaid principal amount of the mortgage loans evidenced by each such certificate or security, as the case may be, as determined by the Fund by any method which the Fund believes reliable, which may include amounts shown on the most recent report related to the Certificate or security received by the Fund prior to the Reporting Date, and as to U.S. Government Obligations and Short Term Money Market Instruments (other than demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreement), the face amount or aggregate principal amount of such U.S. Government Obligations or Short Term Money Market Instruments, as the case may be, and
     (ii) the lower of the bid prices for the same kind of Certificates, securities or instruments, as the case may be, having, as nearly as practicable, comparable interest rates and maturities provided by two nationally recognized securities dealers with a minimum capitalization of $25 million or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect any rating assigned to the Note by Fitch) to the custodian of the Fund's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such custodian (provided that evidence of the bid quotes furnished by such custodian shall be delivered to each Holder by the Fund with the related Portfolio Valuation Report), or, if two bid prices cannot be obtained, such time of Eligible Portfolio Property will have a Market Value of zero;

         (c) as to Conventional Mortgage Pass-Through Certificates, the product of (i) the outstanding aggregate principal balance of the mortgage loans underlying the Certificates as determined by the Fund by any method which the Fund believes reliable, which may include amounts based on verbal reports of the servicers of the related mortgage loans to the Fund, as of the applicable Reporting Date and (ii) the dollar value of the lower of two bid prices per dollar of outstanding principal amount as of such applicable Reporting Date for such certificates provided by two nationally recognized securities dealers with a minimum capitalization of $25 million or one such securities dealer and any other source (provided that the utilization of such source would not adversely affect any rating assigned to the Note by the Fitch) to the custodian of the Fund's assets, at least one of which shall be provided in writing by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such custodian (provided that evidence of the bid quotes furnished by such custodian shall be delivered to each Holder by the Fund with the related Portfolio Valuation Report), or, if two bid prices cannot be obtained, such item of Eligible Portfolio Property shall have a Market Value of zero;

         (d) as to Cash, demand deposits, federal funds, bankers' acceptances, next Business Day's repurchase agreements included in Short Term Money Market Instruments, and interest due and payable within 30 days in respect of Eligible Portfolio Property rated at least A- by Standard & Poor's, A3 by Moody's and A- by Fitch (if rated by Fitch), the face value thereof; and

         (e) as to any other asset of the Fund, such value as Fitch may prescribe in writing.

         Upon any failure to obtain two bid prices as described in paragraphs
(a), (b) and (c) above with respect to any item of Eligible Portfolio Property as of any Valuation Date, the Fund shall notify Fitch in writing. As used in the definition of Market Value, "in writing" includes telecopies, telexes or other electronic transcription, or a computer-obtained quotation reducible to written form.

         "Maturity Date" means December 1, 1998.

         "Moody's" means Moody's Investors Service, Inc., a New York corporation, and includes any successor thereto.

         "Multiemployer Plan" means any Plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         "Note" or "Notes" means the promissory note or notes of the Fund in the form of Exhibit C hereto to be issued by the Fund to the Purchaser in the aggregate amount of $20,000,000 in accordance with the terms of this Agreement.

         "Note Basic Maintenance Amount" means, as of any date of determination,
(x) the dollar amount equal to (A) the sum of (a) 100% of the aggregate principal amount of the Note then outstanding; (b) an amount equal to interest accrued on the aggregate principal amount of the Note then outstanding from the most recent Interest Payment Date to which interest has been paid or duly provided for (or, in the event the Note Basic Maintenance Amount is calculated on a date prior to the initial Interest Payment Date with respect to the Note, then from the original issuance date thereof) through such date of determination plus all interest to accrue on the Note then outstanding during the 63 days following such date of determination; (c) the principal amount of any then outstanding indebtedness of the Fund for money borrowed (other than the Note) incurred in accordance with Section 4.5 hereof; and (d) the greater of (i) $200,000 or (ii) the Fund's liabilities (including interest on indebtedness referred to in clause (c) above accruing during the 63 days following such date of determination) due and payable as of such Valuation Date and such liabilities projected to become due and payable by the Fund during the 63 days following such date of determination, in each case to the extent not otherwise reflected in any of clauses (a) through (c) above; less (B) the combined value of any Deposit Securities irrevocably deposited by the Fund for the payment of the obligations of the Fund referred to in clauses (a)-(d) of this definition.

         "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, the Secretary or the Controller of the Fund.

         "Officers' Certificate" means a certificate signed by two Officers of the Fund. See Sections 8.3 and 8.4.

         "Opinion of Counsel" means a written opinion from Olshan Grundman Frome & Rosenzweig or such other legal counsel who is acceptable to the holder of a majority of the principal amount of the outstanding Notes hereunder.

         "Permitted Tax Liens" means liens of general and special taxes and assessments on the property in question.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Plan" means any "employee pension benefit plan" (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are being or have been made, by the Fund or any ERISA Affiliate.

         "Portfolio Calculation" shall have the meaning provided in Section 4.13(b).

         "Portfolio Valuation Report" means an Officers' Certificate, substantially in the form of Exhibit D hereto, delivered to Holder with respect to the valuation of the Eligible Portfolio Property.

         "Preferred Stock" means the Taxable Auction Rate Preferred Stock (No Par Value) (Liquidation Preference $100,000 Per Share) of the Fund.

         "Principal" of a debt security, including the Note, means the principal of the security plus, when applicable, the premium, if any, on the security.

         "Quarterly Valuation Date" means, so long as the Note is outstanding, the last Business Day of January, April, July and October of each year.

         "Rating Agencies" means, collectively, Fitch, Standard Poor's and
Moody'

         "Redemption Date," when used with respect to the Note, means the date fixed for redemption or repurchase pursuant to this Agreement.

         "Redemption Price," when used with respect to the Note, means the price fixed for redemption or repurchase of the Note pursuant to this Agreement and as may be set forth in the form of Note annexed hereto as Exhibit C, as the case may be.

         "Reporting Date," with respect to any price referred to in the definition of the Market Value of an item of Eligible Portfolio Property, shall mean the date as of which the Market Value of such item of Eligible Portfolio Property is to be determined pursuant to this Agreement or, if no such price is available as provided above for such date, the next closest prior date as of which such price is so available; provided, that no such price shall be deemed to be available as of a Reporting Date if such price is not available as of a date within five Business Days next preceding the date as of which the determination of such Market Value is to be made.

         "Required Documentation," with respect to a mortgage loan means:

         (a) the mortgage note or other evidence of indebtedness secured by the mortgage endorsed without recourse in blank or to the trustee or other custodian and accompanied by an assignment thereof;

         (b) the mortgage, deed of trust, deed to secure debt or similar security instruments encumbering real property or related documentation, with evidence of recording or filing thereof, in each case accompanied by assignments thereof, executed in blank or to the trustee or other custodian, in recordable form as may be appropriate in the jurisdiction where the property is located and evidence that such assignment has been recorded in the name of the trustee or other custodian, and such trustee or other custodian receives an opinion of counsel (containing only such exceptions as may be permissible under the indenture or other agreement pursuant to which the mortgage loan is pledged to the trustee in connection with the related Conventional Mortgage Pass-Through Certificate) to the effect that, notwithstanding that the assignment of the mortgage has not been recorded, the actions taken with respect to the mortgage loan are sufficient to permit the trustee or other custodian to avail itself of all protection available under applicable law against the claims of any present or future creditors of the issuer, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the mortgage and the related mortgage note by the issuer from being enforceable, or will create a valid assignment of and a valid and perfected lien upon and security interest in a mortgage and related mortgage note, which lien and security interest is (except for the trustee's lien securing certain obligations of the issuer to the trustee as provided in the indenture pursuant to which the mortgage loan is pledged to the trustee in connection with the related Conventional Mortgage Pass-Through Certificate) prior in right to all other security interests therein created or perfected under the Uniform Commercial Code (as in effect in the jurisdiction where the property is located);

         (c) in the case of mortgage notes covered by private mortgage insurance, evidence that such mortgage notes are so insured; and

         (d) a copy of the title insurance policy or an opinion or certificate of counsel stating that the mortgage constitutes a first lien on the premises described in such mortgage (which opinion or certificate may be subject to exceptions for Permitted Tax Liens and other matters to which like properties are commonly subject which neither individually nor in the aggregate materially interfere with the benefits of the security interest intended to be provided by such mortgage and standard exception and exclusions from mortgage title insurance policies).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Short-Term Money Market Instruments" means the following kinds of instruments, if, on the date of determination, the remaining term to maturity thereof is not more than 30 days:

         (a) demand deposits in, certificates of deposit of, bankers' acceptance issued by, or federal funds sold to, any depository institution, the deposits of which are insured by the Federal Deposit Insurance corporation or the Federal Savings and Loan Insurance Corporation, provided that, at the time of the Fund's investment therein, certificates of deposit of such depository institution are rated at least A-1+ by Standard & Poor's and P-1 by Moody's and rated at least F-1 by Fitch (if rated by Fitch);

         (b) repurchase obligations with respect to a U.S. Government Obligation, FNMA Certificate, FHLMC Certificate or GNMA Certificate entered into with a depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation and certificates of deposit of which are rated at least A-1+ by Standard & Poor's, P-1 by Moody's and rated at least F-1 by Fitch (if rated by Fitch), which must be repurchased within one Business Day from the date such repurchase obligation was entered into; and

         (c) commercial paper rated on the date of determination at least A-1+ by Standard & Poor's, P-1 by Moody's and rated at least F-1 by Fitch (if rated by Fitch).

         "Six Month Financial Statements" has the meaning assigned to it in
Section 4.16.

         "Standard & Poor's" means Standard & Poor's Corporation, a New York corporation, and includes any successor thereto.

         "Type I Commercial Paper" means commercial paper that has a present rating of at least A-1 by Standard & Poor's and at least P-1 by Moody's and a rating of at least F-1 by Fitch (if rated by Fitch).

         "Type II Commercial Paper" means commercial paper that has a present rating of at least A-2 by Standard & Poor's, at least P-2 by Moody's, at least F-2 by Fitch (if rated by Fitch) and does not constitute Type I Commercial Paper.

         "Type I Corporate Bonds" means Corporate Bonds whose present ratings are AAA by Standard & Poor's, Aaa by Moody's and AAA by Fitch (if rated by Fitch).

         "Type II Corporate Bonds" means Corporate Bonds whose present ratings are at least AA- by Fitch, if rated by Fitch, and if not rated by Fitch, at least AA- by Standard & Poor's and at least Aa3 by Moody's and that do not constitute Type I Corporate Bonds.

         "Type III Corporate Bonds" means Corporate Bonds whose present ratings are at least A- by Fitch, if rated by Fitch, and if not rated by Fitch, at least A- by Standard & Poor's and A3 by Moody's and that do not constitute Type I or Type II Corporate Bonds.

         "Type IV Corporate Bonds" means Corporate Bonds whose present ratings are at least BBB- by Fitch, if rated by Fitch, and if not rated by Fitch, at least BBB- by Standard & Poor's and Baa3 by Moody's and that do not constitute Type I, Type II or Type III Corporate Bonds.

         "Type V Corporate Bonds" means Corporate Bonds whose present ratings are at least BB- by Fitch, if rated by Fitch, and if not rated by Fitch, at least BB- by Standard & Poor's and Ba3 by Moody's and that do not constitute Type I, Type II, Type III or Type IV Corporate Bonds.

         "Type VI Corporate Bonds" means Corporate Bonds whose present ratings are at least B- by Fitch, if rated by Fitch, and if not rated by Fitch, at least B- by Standard & Poor's and B3 (subordinated) by Moody's and that do not constitute Type I, Type II, Type III, Type IV or Type V Corporate Bonds.

         "Type VII Corporate Bonds" means Corporate Bonds whose present ratings are at least CCC by Fitch, if rated by Fitch, and if not rated by Fitch, at least CCC+ by Standard & Poor's and Caa by Moody's and that do not constitute Type I, Type II, Type III, Type IV, Type V or Type VI Corporate Bonds.

         "Type VIII Corporate Bonds" means Corporate Bonds whose present ratings are at least CCC by Fitch, if rated by Fitch, and, if not rated by Fitch, at least CCC by Standard & Poor's and Caa (unsecured subordinated) by Moody's and that do not constitute Type I, Type II, Type III, Type IV, Type V, Type VI or Type VII Corporate Bonds.

         "U.S. Government Obligations" means direct obligations of the United States; provided that such direct obligations are entitled to the full faith and credit of the United States and that any such obligations, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

         "United States" means the United States of America.

         "Valuation Date" means (a) the fifteenth day of each month or, if such day is not a Business Day, the next succeeding Business Day and (b) the last Business Day of such month.

         "Vice President" means any Vice President, whether or not designated by a number or word before or after the title of Vice President.

Section 1.2. Other Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the defined terms):

                                                    Defined in
                          Term                       Section
                          ----                      ----------
                  "Bankruptcy Law"                     6.1
                  "Lien"                               4.15
                  "Notice of Default"                  6.1
                  "Special Redemption Assets"          3.6(b)

Section 1.3. Rules of Construction.

         Unless the context otherwise requires:

         (a) a term has the meaning assigned to it;

         (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in effect on the date hereof, and any other reference in this Agreement to "generally accepted accounting principles" refers to generally accepted accounting principles in effect on the date hereof;

         (c) "or" is not exclusive;

         (d) words in the singular include the plural, and in the plural include the singular;

         (e) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

         (f) provisions apply to successive events and transactions.

                                    ARTICLE 2

                                PURCHASE OF NOTE

Section 2.1. Intentionally Omitted.

Section 2.2. Intentionally Omitted.

Section 2.3. Intentionally Omitted.

Section 2.4. Manner of Payments. All payments and any prepayments, including any payments due upon redemption, shall be made by transfer of immediately available funds to a deposit account designated by the Purchaser, so that such funds are available to the Purchaser on the due date of each such payment or prepayment. The Purchaser Schedule attached hereto as Exhibit E sets forth the initial payment instructions for the Purchaser with respect to the Note.

                                    ARTICLE 3

                                   REDEMPTION

Section 3.1. Applicability of Article.

         The Note is redeemable in accordance with its terms and in accordance with this Article 3.

Section 3.2. Mandatory Redemption Provisions.

         (a) The Note is subject to mandatory partial redemption upon an Event of Default of the type specified in Section 6.1(c)(ii). The aggregate principal amount of the Note subject to such mandatory partial redemption will equal the outstanding principal amount of the Note (rounded to the next highest increment of $1,000) the redemption of which would have caused the Fund to have achieved compliance with the asset coverage requirement specified in Section 4.12 on a pro forma basis as of the last Business Day of the month in which the Fund failed to satisfy such requirement. Any such mandatory partial redemption shall occur within 45 days after the date of such Event of Default and shall be at a Redemption Price equal to 100% of the principal amount of the Note to be redeemed, together with the interest accrued thereon to the date fixed for such redemption (exclusive of installments of interest maturing on or prior to such date, the payment of which shall have been made or duly provided for). Holder shall receive notice of any such mandatory redemption pursuant to Section 3.3.

         (b) Upon a redemption of the Note pursuant to this Section 3.2, the Fund shall immediately take action to liquidate portfolio securities sufficient to pay the applicable Redemption Price on the date such Redemption Price is due in accordance with the terms hereof.

Section 3.3. Notice of Redemption.

         At least 30 days but not more than 60 days before the Redemption Date, the Fund shall give a notice of redemption to Holder except that the Fund shall give such notice at least five days but not more than 20 days before the Redemption Date in the case of a redemption of the Note pursuant to clause (ii) of the first paragraph of Section 4 of the Note or a redemption of the Note pursuant to Section 3.2(a) or 3.6(b).

         The notice shall identify the Note to be redeemed and shall state:

         (a) the provision of the Note or this Agreement pursuant to which the
     Note is to be redeemed;

         (b) the Redemption Date;

         (c) the Redemption Price;

         (d) the name and address of the Fund;

         (e) that the Note called for redemption must be surrendered to the Fund to collect the Redemption Price;

         (f) that, unless the Fund defaults in making the payment of the Redemption Price, interest on the principal amount of the Note called for redemption ceases to accrue on and after the Redemption Date; and

         (g) that, upon surrender of the Note for partial redemption, the Fund shall issue to the Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.4. Effect of Notice of Redemption.

         Once notice of redemption is given, the Note shall become due and payable on the Redemption Date and at the Redemption Price, plus accrued and unpaid interest to the Redemption Date, and from and after the Redemption Date, the Note (or, if less than the full principal amount of the Note is redeemed, then the portion of the principal amount so redeemed) shall cease to bear interest (unless the Fund shall default in the payment of the Redemption Price). Upon surrender to the Fund, the principal amount of such Note (or the redeemed principal amount thereof, if less) shall be paid at the Redemption Price, together with accrued interest to the Redemption Date; provided, however, that installments of interest payable on or prior to the Redemption Date shall be payable to the Holder of the Note registered as such at the close of business on the relevant record dates according to the terms of the Note.

Section 3.5. Note Redeemed in Part.

         Upon surrender of the Note for partial redemption, the Fund shall issue to the Holder a new Note in the principal amount equal to the unredeemed portion of the redeemed Note.

Section 3.6. Special Additional Redemption Provisions.

         (a) The Fund may redeem the Note at its option pursuant to clause (i) or (ii) of the first paragraph of Section 4 of the Note, provided that, after giving effect to such redemption, the Fund shall not be in violation of its obligations under Section 4.13(a). If the Fund elects to redeem the Note pursuant to any such clause, it shall notify Holder of the Redemption Date, the principal amount of the Note to be redeemed and the clause of such first paragraph of such Section 4 pursuant to which the Note is to be redeemed, which notice shall be given not later than 10 days prior to the delivery of notices to the Holder to Section 3.3 (except that such notice shall be given not later than three Business Days prior to delivery of notices to the Holder pursuant to
Section 3.3 in the case of a redemption pursuant to clause (ii) of such first paragraph of such Section 4 of the Note).

         (b) The Note is subject to mandatory partial redemption upon a Default of the type specified in Section 6.1(d). The principal amount of the Note subject to such mandatory partial redemption will equal the outstanding principal amount of the Note (rounded to the next highest increment of $1,000) which could be redeemed using the Cash proceeds arising from the deemed sale of "Special Redemption Assets." For purposes hereof, "Special Redemption Assets" shall mean such portfolio holdings as are identified by the Fund in its sole discretion, the deemed sale of which for Cash in an amount equal to the Market Value thereof on the applicable Valuation Date on which the requirements of
Section 4.13(a) were not met would have resulted in the Fund achieving the required Note Basic Maintenance Amount on a pro forma basis as of such Valuation Date. The Fund need not liquidate the Special Redemption Assets; however, any assets liquidated to effect the redemption must have the same respective Discounted Value or Values as the Special Redemption Assets designated by the Fund. Any such mandatory partial redemption shall occur within 34 days after the applicable Cure Date and shall be at a Redemption Price equal to 100% of the principal amount of the Note to be redeemed, together with the interest accrued thereon to the date fixed for such redemption (exclusive of installments of interest maturing on or prior to such date, the payment of which shall have been made or duly provided for).

         (c) Upon a redemption of the Note pursuant to clause (i) or (ii) of the first paragraph of Section 4 of the Note pursuant to Section 3.6(b) hereof, the Fund shall immediately take action to liquidate portfolio securities sufficient to pay the applicable Redemption Price on the date such Redemption Price is due in accordance with the terms hereof.

                                    ARTICLE 4

                                    COVENANTS

Section 4.1. Payment of Note.

         The Fund shall pay the principal of and interest on the Note on the dates and in the manner provided in the Note and in this Agreement. The Fund shall pay interest on overdue principal of the Note at the higher of the rate per annum borne by the Note on the date that the overdue principal is paid or the rate per annum borne by the Note on the date that payment of the overdue principal was due; it shall pay interest on overdue installments of interest at the same rate to the extent lawful. If not earlier redeemed or repurchased pursuant to the provisions of the Note and this Agreement, the Note will mature and be payable in full on the Maturity Date.

Section 4.2. SEC Reports.

         The Fund shall file all reports and other information and documents which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and Section 30 of the Investment Company Act. The Fund will cause its semi-annual and annual reports as required by the SEC to be mailed to the Holder.

Section 4.3. Waiver of Usury Defense.

         The Fund covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive the Fund from paying all or any portion of the interest on the Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Agreement; and the Fund (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage or any such law.

Section 4.4. Limitation on Dividends and Other Distributions and Purchases.

         (a) The Fund shall not declare any dividend or any other distribution upon its Common Stock or purchase shares of Common Stock unless in every such case (i) the Fund's "senior securities representing indebtedness" (as defined in Section 18 of the Investment Company Act) have at the time of such declaration or purchase, as the case may be, an "asset coverage" (as defined in and determined pursuant to Section 18 of the Investment Company Act) of at least 300% (or such higher percentage as may in the future be required by law) after deducting the amount of such dividend, distribution or purchase price, as the case may be, (ii) no Default of the type specified in Section 6.1(a) or (b) shall have occurred and be continuing at the time of such declaration or purchase, (iii) the Fund shall not be in violation of Section 4.13(a) after giving effect to such declaration or purchase and (iv) the Fund shall have paid all amounts payable in respect of any mandatory partial redemption to be made pursuant to Section 3.2 or the Fund shall have irrevocably deposited Deposit Securities for the payment of any such mandatory partial redemption.

         (b) The Fund shall not declare any dividend or any other distribution upon its Preferred Stock or purchase any shares of Preferred Stock unless in every such case (i) the Fund's "senior securities representing indebtedness" (as defined in Section 18 of the Investment Company Act) have (A) at the time of the declaration of any such dividend an "asset coverage" (as defined in and determined pursuant to Section 18 of the Investment Company Act) of at least 200% (or such higher percentage as may in the future be required by law) after deducting the amount of such dividend and (B) at the time of the declaration of any such distribution or of such purchase, as the case may be, an "asset coverage" (as defined in and determined pursuant to Section 18 of the Investment Company Act) of at least 300% (or such higher percentage as may in the future be required by law) after deducting the amount of such distribution or purchase price, as the case may be, (ii) no Default of the type specified in Section 6.1(a) or (b) shall have occurred and be continuing at the time of such declaration or purchase, (iii) the Fund shall not be in violation of Section 4.13(a) after giving effect to such declaration or purchase and (iv) the Fund shall have paid all amounts payable in respect of any mandatory partial redemption to be made pursuant to Section 3.2 or the Fund shall have irrevocably deposited Deposit Securities for the payment of any such mandatory partial redemption.

         (c) For purposes of determining whether any of the asset coverages set forth in subsections (a) and (b) above are maintained as of any date, such asset coverage may be calculated on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of the applicable determination. An Event of Default under Section 6.1(a) or (b) shall be deemed cured for purposes of subsections (a)(ii) and (b)(ii) above at such time as the Fund has paid all principal of and interest on the Note then due by reason of such Event of Default.

Section 4.5. Limitation on Incurrence of Indebtedness.

         The Fund shall not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed unless the incurrence of such indebtedness would not result in a Default in the performance or observance of the covenant contained in Section 4.12 or otherwise cause a violation of Section 18 of the Investment Company Act.

Section 4.6. Liquidation.

         (a) The Board of Directors or the shareholders of the Fund may not adopt a plan of liquidation which plan provides for, contemplates or the effectuation of which is preceded by (i) the transfer of all or substantially all of the assets of the Fund, substantially as an entirety, and (ii) the distribution of all or substantially all of the proceeds of such transfer and of the remaining assets of the Fund to the shareholders of the Fund, unless the Fund shall in connection with the adoption of such plan make provision for, or agree that prior to making any liquidating distributions it will make provision for, the satisfaction of the Fund's obligations hereunder and under the Note, in each case subject to the reasonable satisfaction of the Purchaser. The Fund shall be deemed to have made provision for such satisfaction only if:

          (i) there is only one transferee of the Fund's assets, and such transferee is a corporation, limited partnership or business trust organized and existing under the laws of the United States, a state thereof or the District of Columbia and such transferee expressly assumes in writing, in form satisfactory to the Holder, of the obligations of the Fund under the Note and this Agreement, in which case all such obligations of the Fund shall terminate); and

          (ii) immediately before and immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Fund as a result of such transaction as having been incurred by the Fund at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

         The Fund shall deliver to the Holder prior to making any liquidating distribution an Officers' Certificate that shall comply with Section 8.4 and an Opinion of Counsel, which shall state that the plan of liquidation complies with this Section 4.6 and that all conditions precedent herein provided for relating to the plan liquidation have been complied with.

         (b) Upon any liquidation of the Fund in accordance with this Section 4.6, the corporation, limited partnership or business trust to which the transfer contemplated by this Section 4.6 is made shall succeed to, and be substituted for, and may exercise every right and power of, the Fund under this Agreement with the same effect as if such corporation, limited partnership or business trust had been named as the Fund herein.

Section 4.7. Compliance Certificates.

         The Fund shall deliver to the Holder, with each set of financial statements delivered pursuant to Section 4.16(a) and (b), an Officers' Certificate stating whether or not the signers know of any Default or Event of Default. If they do know of any Default or Event of Default, the Officers' Certificate shall describe the Default or Event of Default and the efforts to remedy the same. The Officers' Certificate shall comply with Section 8.4 and shall be in addition to the Officers' Certificates required under Section 4.12.

Section 4.8. Notice of Defaults.

         Promptly upon the Fund obtaining information causing it to believe there exists a Default in the performance, or a breach, of any covenant of the Fund contained in this Agreement, the Fund will deliver to the Holder an Officers' Certificate specifying the nature, status and period of existence thereof.

         In the event that any indebtedness of the Fund (whether for money borrowed or otherwise) is declared due and payable before its maturity because of the occurrence of any default under such indebtedness, the Fund will promptly give written notice to the Holder of such declaration or of the occurrence of any event which, with the giving of notice or the lapse of time, or both, would entitle the holder or holders of such indebtedness to declare such indebtedness due and payable before its maturity.

Section 4.9. Payment of Taxes and Other Claims.

         The Fund will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Fund or upon the income, profits or property of the Fund and (b) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Fund; provided, however, that the Fund shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

Section 4.10. Corporate Existence.

         Subject to Section 4.6 and Article 5, the Fund will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory) and franchises of the Fund; provided, however, that the Fund shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Fund and that the loss thereof is not, and will not be, adverse in any material respect to the Holder.

Section 4.11. Existence as Investment Company and Maintenance of Investment Objective.

         The Fund will remain a closed-end diversified management investment company, as defined in Sections 3, 4 and 5 of the Investment Company Act, and be registered as such pursuant to the Investment Company Act, subject to the right of the Fund to convert to open-end status and in connection therewith to redeem the Note pursuant to the Note (including clause (i) of the first paragraph of Section 4 of the Note) and this Agreement. The Fund's investment objective will continue to be to provide high current income, while seeking to preserve shareholders' capital, through investment in a professionally managed, diversified portfolio of "high yield" securities.

Section 4.12. Required Investment Company Act Asset Coverage.

         The Fund will maintain, as of the last Business Day of each calendar month, an "asset coverage" (as defined in and determined pursuant to Section 18 of the Investment Company Act) with respect to its "senior securities representing indebtedness" (as defined in Section 18 of the Investment Company
Act) of at least 300% (or such higher percentage as may in the future be specified in Section 18 of the Investment Company Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of paying dividends on common stock). For purposes of determining whether such asset coverage requirement is met as of any date, such asset coverage may be calculated on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of the applicable determination. Within 10 days following the end of each calendar month, the Fund shall deliver an Officers' Certificate to Holder as to its compliance or failure to comply with this covenant. Failure by the Fund to deliver an Officers' Certificate to Holder pursuant to this Section 4.12 shall be deemed a failure to satisfy the "asset coverage" requirement under this Section.

Section 4.13. Note Basic Maintenance Amount Required Under Certain
Circumstances.

         (a) Subject to Section 4.13(d) below, the Fund covenants and agrees that, for so long as the Note remains outstanding, it will maintain, on each Valuation Date, Eligible Portfolio Property having an aggregate Discounted Value at least equal to the Note Basic Maintenance Amount, each as of such Valuation Date.

         (b) On or before 5:00 P.M., Boston time, on the third Business Day after each Valuation Date, the Fund shall complete and deliver to Holder a Portfolio Valuation Report, which will be deemed to have been delivered to Holder (i) if Holder receives a copy or telecopy, telex or other electronic transcription thereof or (ii) if Holder receives a telecopy, telex or other electronic transcription setting forth at least the aggregate Discounted Value of all Eligible Portfolio Property (the "Portfolio Calculation") and the Note Basic Maintenance Amount each as of the relevant Valuation Date and on the same day the Fund mails to Holder for delivery on the next Business Day the full Portfolio Valuation Report. A failure by the Fund to deliver a Portfolio Valuation Report under this Section 4.13(b) shall be deemed to be delivery of a Portfolio Valuation Report indicating a Portfolio Calculation less than the Note Basic Maintenance Amount, as of the relevant Valuation Date.

         (c) Within three Business Days after the date of delivery to Holder of a Portfolio Valuation Report in accordance with Section 4.13(b) above relating to a Quarterly Valuation Date, the Fund shall deliver to Holder a Letter Reviewing Portfolio Calculation, prepared by the Fund's independent accountants, relating to such Portfolio Valuation Report. If any Letter Reviewing Portfolio Calculation delivered pursuant to this Section 4.13(c) shows that an error was made in the Portfolio Valuation Report for such Quarterly Valuation Date, or shows that a lower aggregate Discounted Value for the aggregate of all Eligible Portfolio Property was determined by the independent accountants, the calculation or determination made by such independent accountants shall be final and conclusive and shall be binding on the Fund and Holder, and the Fund shall accordingly amend the Portfolio Valuation Report and deliver the amended Portfolio Valuation Report to Holder promptly following Holder's receipt of such Letter Reviewing Portfolio Calculation.

         (d) In the event the Portfolio Calculation shown in any Portfolio Valuation Report delivered or deemed delivered to Holder pursuant to Section 4.13(b) or Section 4.13(c) is less than the applicable Note Basic Maintenance Amount, the Fund shall have until the Cure Date to achieve a Portfolio Calculation equal to or greater than the Note Basic Maintenance Amount, and upon such achievement (and not later than such Cure Date) the Fund shall inform Holder of such achievement in writing by delivery of a revised Portfolio Valuation Report showing a Portfolio Calculation equal to or greater than the Note Basic Maintenance Amount as of the date of such revised Portfolio Valuation Report together with an Officers' Certificate to such effect.

         (e) In the event the Fund intends or is required to pay a dividend or make a distribution on or redeem shares of Preferred Stock, the requirements of
Section 4.13(a) shall be required to be met on a pro forma basis after giving effect to such dividend, distribution or redemption.

Section 4.14. Delivery of Officers' Reports.

         At any time that the Note is outstanding on or before 5:00 P.M., Boston time, on the last Business Day of the last full week of each calendar quarter (commencing March 25, 1994), the Fund shall deliver to Holder by mail, telecopy, telex or other electronic transcription, an Officers' report stating, as of such last Business Day, to the best knowledge of the Officers signing such Officers' report, the Portfolio Calculation and the Note Basic Maintenance Amount each as of such last Business Day. The Fund agrees that it will not, and will cause its investment adviser not to, knowingly and willfully purchase a security for the specific purpose of causing, and with actual knowledge that the effect of such purchase will be to cause, the Portfolio Calculation as of the date of the purchase to be less than the Note Basic Maintenance Amount as of such date.

Section 4.15. Restrictions on Liens.

         For so long as the Note is outstanding, the Fund shall not create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind (collectively "Liens") upon any of its portfolio property, except for (a) Liens the validity of which are being contested in good faith by appropriate proceedings, (b) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (c) Liens to secure payment for services rendered by Bankers Trust Company or its successor as auction agent with respect to the Preferred Stock and (d) Liens in respect of overnight borrowings by the Fund not to exceed five percent (5%) of the total assets of the Fund at any time outstanding.

Section 4.16. Financial Statements and Other Information.

         The Fund covenants that it will deliver to any Holder of the Note, or any portion thereof:

         (a) as soon as practicable and in any event within 60 days after the end of the first six month period in each fiscal year, statements of operations, cash flows, changes of net assets, selected per share data and ratios of the Fund for such six month period and a balance sheet and schedule of investments of the Fund as at the end of such six month period, setting forth in certain cases in comparative form corresponding figures for the corresponding period in the preceding year, all certified by an authorized financial officer of the Fund, subject to changes resulting from year end adjustments (such financial statements being referred to herein as "Six Month Financial Statements");

         (b) as soon as practicable and in any event within 90 days after the end of each fiscal year, statements of operations, cash flows, changes of net assets, selected per share data and ratios of the Fund for such year and a balance sheet and schedule of investments of the Fund as at the end of such year, setting forth in certain cases in comparative form corresponding figures from the preceding year, all in reasonable detail and accompanied by a report thereon of independent public accountants of recognized national standing selected by the Fund, which report shall be unqualified as to going concern and without limitation as to the scope of the audit and shall state that such financial statements present fairly, in all material respects, the financial position of the Fund as at the date indicated and the results of its operations and changes in its net assets, its cash flows and the selected per share data and ratios for the period presented in conformity with generally accepted auditing standards and that the audit examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards (such financial statements being referred to herein as "Annual Financial Statements");

         (c) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Fund shall send to its public shareholders and copies of all registration statements and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

         (d) promptly upon receipt thereof, a copy of each other report submitted to the Fund by independent accountants in connection with any annual, interim or special audit made by them of the books of the Fund; and

         (e) with reasonable promptness, such other information as any holder of the Note may reasonably request provided, however, that any such holder shall first be required to enter into a confidentiality agreement (a "Confidentiality Agreement") in form and substance reasonably acceptable to the Fund providing for such holder's maintenance of the confidentiality in respect of any information obtained pursuant to this clause (e) that is identified by the Company as confidential.

Section 4.17. Information Required by Rule 144A.

         The Fund covenants that it will, upon the request of any holder of the Note, provide such holder, and any qualified institutional buyer designated by such holder, the information required by Rule 144A(d)(4) under the Securities Act in connection with the resale of the Note, except that the Fund shall not be required to provide such information at such times as the Fund is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For purposes of this Section 4.17, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

Section 4.18. Inspection of Property.

         The Fund covenants that it will permit any holder of the Note to examine the corporate books and financial records of the Fund and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of the Fund with, and to be advised as to the same by, the principal officers of the Fund and its independent public accountants, all at such reasonable times during regular business hours as such holder may reasonably request; Provided, that such holder shall have first entered into a Confidentiality Agreement in respect of any information to be obtained pursuant to this Section 4.18 that is identified by the Company as confidential.

Section 4.19. Compliance with Laws.

         The Fund shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would result in a material adverse effect upon the properties, business, prospects, condition (financial or otherwise) or operations of the Fund.

                                    ARTICLE 5

                              SUCCESSOR CORPORATION

Section 5.1 When Fund May Merge, etc.

     The Fund shall not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any Person unless:

          (a) either the Fund shall be the resulting or surviving entity (in the case of a consolidation or merger) or the resulting or surviving entity of such consolidation or merger or the transferee of such assets is a corporation, limited partnership or business trust organized and existing under the laws of the United States, a state thereof or the District of Columbia and such resulting or surviving entity (other than the Fund) or such transferee, as the case may be, is acceptable to the Purchaser and expressly assumes in writing in form satisfactory to Holder, all the obligations of the Fund under the Note and this Agreement (in which case all such obligations of the Fund shall terminate); and

          (b) immediately before and immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Fund as a result of such transaction as having been incurred by the Fund at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

     The Fund shall deliver to the Holder prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each of which shall comply with
Section 8.4 and shall state that such consolidation, merger or transfer complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 5.2. Successor Corporation Substituted.

     Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Fund in accordance with Section 5.1, the corporation, limited partnership or business trust formed by such consolidation or into which the Fund is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Fund under this Agreement with the same effect as if such corporation, limited partnership or business trust had been named as the Fund herein.

                                    ARTICLE 6

                              DEFAULTS AND REMEDIES

Section 6.1. Events of Default.

     An "Event of Default" with respect to the Note occurs if:

          (a) the Fund fails to pay interest on the Note when the same becomes due and payable and such failure continues for a period of five Business Days;

          (b) the Fund fails to pay the principal on the Note when the same becomes due and payable at maturity, upon redemption or otherwise;

          (c) (i) as of the last Business Day of each of 24 consecutive calendar months asset coverage (as defined in and determined pursuant to Section 18 of the Investment Company Act) with respect to the Fund's "senior securities representing indebtedness" (as defined in Section 18 of the Investment Company Act) shall have been less than 100% or (ii) the Fund fails to perform or observe its obligations under Section 4.12 and such failure shall not have been cured (and notice of such cure given by the Fund to Holder) by the last Business Day of the following calendar month (it being understood that such Default will be deemed cured as of any date if on or prior to such date the Fund shall have given an irrevocable notice to Holder to call for the redemption of senior securities, which redemption is then authorized under applicable law and the terms of this Agreement and the Articles of Incorporation and which redemption, alone or together with other action taken by the Fund, would cause the Fund to have the requisite asset coverage and notice thereof shall have been given to Holder);

          (d) at any time the Note is outstanding, the Fund fails to perform or observe any covenant contained in Section 4.13, and such failure shall not have been cured by the applicable Cure Date;

          (e) the Fund fails to perform or observe any other covenant, condition or agreement to be performed or observed by the Fund pursuant to the Note or this Agreement;

          (f) there shall be a default under any bond, debenture, note or other evidence of indebtedness or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of or guaranteed by the Fund, whether such indebtedness now exists or shall hereafter be created, and whether such default involves a failure to pay any principal of or interest on any such indebtedness or to perform an obligation other than the obligation to pay the principal of or interest on any such indebtedness, if the effect of such default is to cause, or to permit the holder or holders of such indebtedness to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; provided, however, that no default under this clause (f) shall exist if all such defaults do not relate to such indebtedness with an aggregate principal amount in excess of $500,000;

          (g) the Internal Revenue Service makes a final determination that the Fund does not qualify for any taxable year as a "regulated investment company" as defined in the Internal Revenue Code of 1986, as amended from time to time;

          (h) the Fund pursuant to or within the meaning of any Bankruptcy Law:

               (i) commences a voluntary case or proceeding,

               (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding,

               (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

               (iv) makes a general assignment for the benefit of its creditors;

          (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (i) is for relief against the Fund in an involuntary case or proceeding,

               (ii) appoints a Custodian of the Fund or for all or substantially all of its property, or

               (iii) orders the liquidation of the Fund,

          and, in each case, the order or decree remains unstayed and in effect for 60 days; or

          (j) final judgments for the payment of money which in the aggregate exceed $500,000 shall be rendered against the Fund by a court of competent jurisdiction and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days after such judgments become final.

     A Default under clause (c) or (g) is not an Event of Default unless the Default continues for more than ten days. A Default under clause (e), (f) or (j) is not an Event of Default unless the Default continues for more than 30 days. Any notice given pursuant to this Section 6.1 must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

     Upon the Fund having knowledge of the occurrence of a Default or an Event of Default, the Fund shall notify Holder promptly in writing.

Section 6.2. Acceleration.

     If an Event of Default specified in Section 6.1(a), (b), (c), (d), (e),
(f), (g) or (j) occurs with respect to the Note, then and in every such case, Holder may by written notice delivered to the Fund declare the Note (or, in the case of an Event of Default of the type specified in Section 6.1(c)(ii) or 6.1(d), such portion of the Note as shall be required to be redeemed pursuant to
Section 3.2(a) or 3.6(b)), to be due and payable immediately upon such declaration (or on such date as is specified pursuant to Section 3.2(a) or 3.6(b), if applicable), by notice to the Fund, and upon such declaration the principal of and accrued interest on the Note (or portion thereof, as applicable) to the extent not then already due and payable shall become due and payable on such date, together with interest thereon through such date (exclusive of installments of interest maturing on or prior to such date, the payment of which shall have been made or duly provided for). If an Event of Default specified in Section 6.1(h) or (i) occurs, the unpaid principal of the Note then outstanding, together with accrued interest thereon, shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Holder. Upon any such acceleration, the Fund shall immediately take action to liquidate portfolio securities sufficient to pay the amount of principal of and interest on the Note due as a result of such acceleration.

Section 6.3. Other Remedies.

     If an Event of Default occurs and is continuing with respect to the Note, Holder may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Note to the extent then due hereunder or to enforce the performance of any provision of the Note or this Agreement.

     A delay or omission by Holder in exercising any right or remedy accruing upon an event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

                                    ARTICLE 7

                         REPRESENTATIONS AND WARRANTIES

Section 7.1. Representations and Warranties of the Fund. The Fund represents and warrants as follows:

          (a) The Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

          (b) The execution, delivery and performance by the Fund of this Agreement and the Note are within the Fund's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene
     (i) the Fund's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Fund or any of its properties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Fund of this Agreement or the Note.

          (d) This Agreement and the Note are the legal, valid and binding obligations of the Fund enforceable against the Fund in accordance with their respective terms.

          (e) There is no pending or threatened action or proceeding affecting the Fund which purports to affect the legality, validity or enforceability of this Agreement or the Note.

          (f) The Fund has filed all federal, state and other income tax returns which, to the knowledge of the officers of the Fund, are required to be filed, and has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

          (g) Neither the execution nor delivery of this Agreement or the Note, nor the offering, issuance and sale of the Note to Pacific Mutual, nor fulfillment of nor compliance with the terms and provisions hereof and the Note will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Fund pursuant to, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Fund is subject.

          (h) Neither the Fund nor any agent acting on its behalf has, directly or indirectly, offered the Note or any similar security of the Fund (except for securities issued under the Indenture, which issuance was registered under the Securities Act) for sale to, or solicited any offers to buy the Note or any similar security of the Fund from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Fund nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Note to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

          (i) No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Fund or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Fund or any ERISA Affiliate which is would be materially adverse to the business, condition (financial or otherwise) or operations of the Fund. Neither the Fund nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Fund.

          (j) The Fund has furnished the Purchaser with the following financial statements, certified by a principal financial officer of the Fund: (a) Annual Financial Statements for the year ended October 31, 1992, all reported on by Arthur Andersen & Co. and (b) and Six Month Financial Statements for the six month period ended April 30, 1993. The balance sheets of the Fund contained in such financial statements and the related statements of operations, cash flows, change of net assets, selected per share date and ratios fairly present the financial condition of the Fund as at the dates and for the periods covered thereby. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the respective periods. There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Fund since April 30, 1993.

          (k) Neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Fund in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

Section 7.2. Representations and Warranties of the Purchaser.

     The Purchaser represents and warrants as follows:

          (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

          (b) The execution, delivery and performance by the Purchaser of this Agreement is within the Purchaser's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Purchaser's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Purchaser or any of its properties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Purchaser of this Agreement.

          (d) This Agreement is the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms.

          (e) There is no pending or threatened action or proceeding affecting the Purchaser which purports to affect the legality, validity or enforceability of this Agreement.

          (f) The Purchaser is an "accredited investor", as such term is defined in Regulation D under the Securities Act and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Note.

          (g) The Purchaser is purchasing the Note for its own account for investment purposes only and not with a view to or for the resale or distribution thereof.

                                    ARTICLE 8

                                  MISCELLANEOUS

Section 8.1. Notices.

     All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopier communication) and mailed, telecopied, or delivered, as to each party hereto, as its address set forth below or as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied:

          (a)  If to the Fund:

               Prospect Street High Income Portfolio Inc.
               Exchange Place
               37th Floor
               Boston, Massachusetts 02109
               Attention: Secretary
               Telecopier No.: (617) 742-9455

          (b)  If to the Purchaser:

               To the Address specified in the Purchaser Schedule.

          (c) If to any Holder other than the Purchaser, at such address and telecopier number as shall be designated by such Holder in a written notice to the Fund.

Section 8.2. Business Days.

     Any action regarding this Agreement or the Note to be taken on a day that is not a Business Day may, except as otherwise provided herein, be taken on the next succeeding day that is a Business Day.

Section 8.3. Certificate as to Conditions Precedent.

     Upon any request or application by the Fund to Holder to take any action under this Agreement, the Fund shall furnish to Holder an Officers' Certificate (which shall include the statements set forth in Section 8.4) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with.

     Nothing in this Section 8.3 shall limit the provisions of the second sentence of Section 6.2 regarding the required acceleration of the unpaid principal of and accrued interest on the Note (or the required amount of outstanding principal amount of the Note, as applicable), upon an Event of Default specified in Section 6.1(a), (b), (c), (d), (e), (g), (h) or (i).

  Section 8.4. Statements Required in Certificate.

     Each Officers' Certificate with respect to compliance with a covenant or condition provided for in this Agreement shall include:

          (a) a statement that the Person making such certificate has read such covenant or condition;

          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such certificate or opinion are based;

          (c) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (d) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 8.5. Governing Law; Submission to Jurisdiction.

     The laws of the State of New York shall govern this Agreement and the Note without regard to principles of conflicts of law. The Fund hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State Court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the Note and the Fund irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or New York State Court.

Section 8.6. Payments in the Ordinary Course.

     The indebtedness of the Fund pursuant to the Note is a debt incurred by the Fund in the ordinary course of its business and financial affairs. Payments of principal and interest upon the Note will be made in the ordinary course of business and financial affairs of the Fund according to ordinary business terms. In the event that the Fund becomes subject to any bankruptcy proceeding pursuant to Title 11, U.S. Code, or any similar bankruptcy or insolvency proceeding, it is the intention of the Fund that payments upon the Note will not be subject to avoidance as preferential transfers.

Section 8.7. Expenses.

     The Fund agrees, whether or not the transactions contemplated hereby shall be consummated, to pay all reasonable out-of-pocket expenses of Purchaser arising in connection with such transactions, including (a) all document production and duplication charges and the fees and expenses of one law firm engaged by the Purchaser in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (b) the costs and expenses, including reasonably attorneys' fees, incurred by the Purchaser or any subsequent holder of all or any portion of the Note in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Note or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or by reason of the Purchaser having acquired the Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Fund under this Section
8.7 shall survive the transfer of the Note or a portion thereof or interest therein by the Purchaser and the payment of the Note.

Section 8.8. Assignment; Successors.

     The Purchaser may assign all or any portion of its interest in any rights under this Agreement and the Note to any Person or grant participation or beneficial interests in this Agreement and the Note to any Person; provided that any assignment or grant of participation or beneficial interest by the Purchaser of its interest in the Note shall be of a minimum principal amount of $5,000,000; and provided, further that such assignment or participation shall not be made under such circumstances as may constitute a violation of the Securities Act, or regulations thereunder or any applicable state securities laws or regulations and the Fund shall be entitled to receive such certificates of persons and opinions of legal counsel prior to such assignment or grant as the Fund shall reasonably request to provide confirmation thereof. Upon any assignment of the Purchaser's rights hereunder or under the Note, (a) any action hereunder requiring the consent of the Purchaser and (b) enforcement of any remedies provided for herein may only be taken with the consent or at the direction of the holders of more than 50% of the principal amount of the Note then outstanding. All agreements of the Fund in this Agreement and the Note shall bind its permitted successors. All agreements of the Purchaser in this Agreement shall bind its permitted successors.

Section 8.9. Multiple Counterparts.

     The parties may sign multiple counterparts of this Agreement. Each signed counterpart shall be deemed an original, all of which taken together shall constitute but one and the same agreement.

Section 8.10. Table of Contents, Headings, etc.

     The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, all as of the date first written above.

                              PROSPECT STREET HIGH INCOME PORTFOLIO INC.

                              By: /s/ John A. Frabotta
                                  ----------------------------------------
                                 Title: Vice President


                              PACIFIC MUTUAL LIFE INSURANCE COMPANY

                              By: /s/ Raymond Thee
                                  ----------------------------------------
                                  Title: Vice President

                                                                       EXHIBIT A

                               INDUSTRY CATEGORIES

  1.   Aerospace and Defense
  2.   Automobile/Auto Parts/Truck Manufacturing
  3.   Banks/Savings and Loans/Finance Companies/Consumer Credit
  4.   Real Estate Development/REITS/Building/Construction
  5.   Broadcasting - TV/Cable/Radio/Publishing
  6.   Electrical Equipment/Electronics/Computers
  7.   Diversified/Conglomerate Services
  8.   Diversified/Conglomerate Manufacturing
  9.   Leisure/Amusement/Motion Pictures
 10.   Agricultural Chemicals/Farming
 11.   Financial Services
 12.   Food/Tobacco
 13.   General & Specialty Retail
 14.   Grocery/Convenience Food Stores
 15.   Healthcare/Drugs/Hospital Supplies
 16.   Home Furnishings/Durable Consumer Products
 17.   Hotel/Gaming
 18.   Insurance Companies
 19.   Machinery
 20.   Metals/Mining
 21.   Nonagricultural Chemicals/Plastics
 22.   Oil/Natural Gas/Oil Services
 23.   Packaging/Containers
 24.   Paper/Forest Products/Printing
 25.   Personal & Miscellaneous Services
 26.   Pollution Control/Waste Removal
 27.   Public Utility/Electric Power/Hydro Power
 28.   Rail/Trucking/Overnight Delivery
 29.   Telephone/Communications
 30.   Textiles/Other Manufacturing/Apparel
 31.   Transportation/Airlines/Bus

                                                                       EXHIBIT B

                     LETTER REVIEWING PORTFOLIO CALCULATION

     A letter reviewing the Portfolio Valuation Report, as required to be delivered by the Note Purchase Agreement, shall be prepared by the independent accountants of the Fund, shall be addressed to the Fund and the Holder and shall be substantially to the effect that:

          (i) the independent accountants have read the Portfolio Valuation Report for the current Quarterly Valuation Date (the "Report");

          (ii) with respect to the issue size compliance, issuer diversification and industry diversification calculations, such calculations and the resulting eligible portfolio market value and discounted eligible portfolio market value calculations are numerically correct;

          (iii) with respect to the Note Basic Maintenance Amount calculation, such calculation has been compared with the definition of Note Basic Maintenance Amount in the Agreement and is calculated in accordance with such definition and the Agreement, and the results of such calculation have been recalculated and are numerically correct;

          (iv) with respect to the excess of deficiency of the Discounted Value Amount when compared to the Note Basic Maintenance Amount, the results of the calculation set forth in the Report have been recalculated and are numerically correct;

          (v) with respect to the Standard and Poor's and Moody's ratings on Corporate Bonds, issuer name, issue size and coupon rate listed in the Report, that information has been traced and agrees with the information listed in the Bond Guides of the respective Rating Agencies (in the event such information does not agree or such information is not listed in the Bond Guides of the respective Rating Agencies, the independent accountants will inquire of the Rating Agencies what such information is, and provide a listing in their letter of such differences, if any);

          (vi) with respect to the lower of two bid prices (or alternative permissible factors used in calculating the Market Value as provided by the Note Purchase Agreement) provided by The Bank of New York to the Fund for purposes of valuing securities in the portfolio, the independent accountants have traced the price used in the Report to the lower of the two bid prices listed in the report provided by The Bank of New York and verified that such information agrees (in the event such information does not agree, the independent accountants will provide a listing in their letter of such differences); and

          (vii) with respect to the description of each security included in the Report, the description of Eligible Portfolio Property has been compared to the definition of Eligible Portfolio Property contained in the Note Purchase Agreement, and the description as appearing in the Report agrees with the definition of Eligible Portfolio Property as described in the Note Purchase Agreement.

     Each such letter may state that: such independent accountants have made no independent verification of the accuracy of the description of the investment securities listed in the Report or the market value of those securities nor have they performed any procedures other than those specifically outlined above for the purposes of issuing such letter; unless otherwise stated in the letter, the procedures specified therein were limited to a comparison of numbers or a verification of specified computations applicable to numbers appearing in the Report and the schedule(s) thereto; the foregoing procedures do not constitute an examination in accordance with generally accepted auditing standards and the Report contained in the letter does not extend to any of the Fund's financial statements taken as a whole; such independent accountants do not express an opinion as to whether such procedures would enable such independent accountants to determine that the methods followed in the preparation of the Report would correctly determine the Market Value or Discounted Value of the investment portfolio; accordingly, such independent accountants express no opinion as to the information set forth in the Report or in the schedule(s) thereto and make no representation as to the sufficiency of the procedures performed for the purposes of the Agreement.

     Such letter shall also state that the accountants are "independent accountants" with respect to the fund within the meaning of the Securities Act of 1933, as amended, and the related published rules and regulations thereunder.

                                                                       EXHIBIT C

                                 PROMISSORY NOTE

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (1) AN EFFECTIVE REGISTRATION THEREOF UNDER SAID ACT OR
          (2) AN OPINION OF COUNSEL SATISFACTORY TO THE FUND THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

No. ________________


$ __________________                   Dated: ____________________________, 1993


1. Principal Amount.

     FOR VALUE RECEIVED, the undersigned, PROSPECT Street(SM) HIGH INCOME PORTFOLIO INC., a corporation organized and existing under the laws of the Maryland (the "Fund"), HEREBY PROMISES TO PAY to the order of __________________ (the "Holder") the principal sum of ____________________ DOLLARS ($__________)
or, if less, the outstanding principal amount of this Note pursuant to the Note Purchase Agreement (defined below), on December 1, 1998.

2. Interest.

     The Borrower promises to pay interest on the principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full, payable semi-annually on each June 1, and December 1 during the term hereof, commencing December 1, 1993, and on the final day when such principal amount becomes due, at a rate of 6.53% per annum. Interest will be computed on the basis of a 360-day year of twelve 30-day months plus the number of days elapsed.

3. Payment.

     Both principal and interest are payable in lawful of the United State of America to the Holder in immediately available funds at its office at _________. All payments made on account of the principal amount of this Note shall be recorded by the Holder.

4. Redemption by Fund.

     This Note will not be redeemable by the Fund prior to maturity, except that
(i) the Fund may redeem this Note on or after December 5, 1993, as a whole but not in part, in connection with the conversion of the Fund to open-end status and (ii) the Fund at any time may elect to redeem such amount of this Note as shall (a) enable the Fund to maintain "asset coverage" (as defined in and determined pursuant to the Investment Company Act) with respect to the Fund's "senior securities representing indebtedness" (as defined in the Investment Company Act), including this Note, of at least 300% (or such higher percentage as may in the future be specified in Section 18 of the Investment Company Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of paying dividends on common stock), (b) enable the Fund to maintain "asset coverage" (as defined in and determined pursuant to the Investment Company Act) with respect to the Fund's senior securities of a class which is stock (as such term is used in the Investment Company Act), including the Fund's Preferred Stock, of at least 200% (or such higher percentage as may in the future be specified in Section 18 of the Investment Company Act as the minimum asset coverage for senior securities of a class which is stock of a closed-end investment company as a condition of paying dividends on common stock) or (c) enable the Fund to qualify for treatment as a regulated investment company for federal income tax purposes.

     In addition, the Fund shall redeem such aggregate principal amount of Notes as is specified in Section 3.2(a) or 3.6(b) of the Note Purchase Agreement upon an Event of Default of the type specified in Section 6.1(c)(ii) or (d) thereof, respectively.

     Any redemption of this Note by the Fund shall be made at a price equal to 100% of the principal amount thereof plus accrued interest to the Redemption Date and shall otherwise be made in accordance with the terms of the Note Purchase Agreement including Article 3 thereof. Notice of redemption will be mailed not less than five days nor more than 20 days before the Redemption Date in the case of a redemption pursuant to clause (ii) above or Section 3.2(a) or 3.6(b) of the Note Purchase Agreement and not less than 30 days nor more than 60 days before the Redemption Date in the case of a redemption pursuant to (i) above to each Holder of this Note to be redeemed at the registered address of such Holder. Notes in denominations larger than $1,000 may be redeemed in part, but not in denominations of less than $1,000. On and after the Redemption Date, interest ceases to accrue on this Note or portion of it called for redemption.

5. Certain Covenants.

     Under the Note Purchase Agreement, the Fund will be required, as of the last Business Day of each calendar month, to maintain "asset coverage" (as defined in and determined pursuant to the Investment Company Act) with respect to its "senior securities representing indebtedness" (as defined in the Investment Company Act), including the Notes then outstanding, of at least 300% (or such higher percentage as may in the future be specified in Section 18 of the Investment Company Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of paying dividends on common stock), and to maintain on a semi-monthly basis a Discounted Value for its Eligible Portfolio Property equal to the Note Basic Maintenance Amount. The Note Purchase Agreement imposes certain limitations on the ability of the Fund to, among other things, declare dividends or other distributions with respect to its Preferred Stock or Common Stock or purchase such Preferred Stock or Common Stock unless specified asset coverage tests are met and interest and principal payments on the Note are not in Default and limits the Fund's ability to incur additional indebtedness. The Fund must report to Holder periodically on compliance with such provisions.

6. Successors.

     When a successor corporation, limited partnership or business trust assumes all the obligations of its predecessor under the Note and the Note Purchase Agreement, the predecessor will be released from those obligations.

7. Miscellaneous.

     This Note is the Note referred to in, and is entitled to the benefits of, the Note Purchase Agreement dated as of July 15, 1993, as it may be amended from time to time (the "Note Purchase Agreement"), between the Fund and Pacific Mutual Life Insurance Company. Capitalized terms used in this Note that are not otherwise defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement. The Note Purchase Agreement, among other things, contains provisions for redemption and acceleration of the maturity hereof upon the happening of certain stated events and upon the terms and conditions therein specified.

                                   PROSPECT STREET(R) HIGH INCOME PORTFOLIO INC.

                                   By:
                                       -----------------------------------------
                                       Title:

                                                                       EXHIBIT D

                           PORTFOLIO VALUATION REPORT

           Valuation as of __________________, 19__ ("Valuation Date")

     This Officers' Certificate is delivered pursuant to Section 4.13 of that certain Note Purchase Agreement dated as of _______________________, 1993 (the "Agreement") between Prospect Street High Income Portfolio Inc., a Maryland corporation (the "Fund"), and Pacific Mutual Life Insurance Company, a California corporation (the "Purchaser"). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Agreement. Calculations of the Discounted Value of Eligible Portfolio Property are based on such principal amounts as of the Valuation Date. The undersigned ______________, a duly elected, qualified and acting of the Fund and __________________________, a duly elected, qualified and acting _________________ of the Fund, do hereby certify as follows:

          (i) the Fund has calculated the market value of each item included as Eligible Portfolio Property as of the Valuation Date, with the related calculations being set forth in the attached report;

          (ii) the Fund has calculated the Discounted Value of each item of the Eligible Portfolio Property as of the Valuation Date, the results of such calculations being set forth in the attached report;

          (iii) the Fund has calculated the Note Basic Maintenance Amount as of the Valuation Date, such calculation being set forth in the attached report;

          (iv) the Fund has totaled the Discounted Values for all items included as Eligible Portfolio Property, such total being set forth in the attached report;

          (v) the aggregate amount referred to in clause (iv) above is equal to or in excess of the amount referred to in clause (iii) above (or, in the event the aggregate amount referred to in clause (iv) above is less than the amount referred to in clause (iii) above, set forth below is a statement to such effect and the amount of any such deficiency; and

          (vi) as of the Valuation Date, the Fund knows of no Event of Default which has occurred and is continuing under Section 6.1(d) of the Agreement (or, if such an Event of Default is known to exist, a description thereof shall be set forth below).

     IN WITNESS WHEREOF, we have signed our names this ______ day of __________, 19__.

                               -------------------------------------
                               Authorized Officer


                               -------------------------------------
                               Authorized Officer

                                                                       EXHIBIT E

                               PURCHASER SCHEDULE

PACIFIC MUTUAL LIFE INSURANCE COMPANY

  (1) All payments on account of Notes held by such purchaser shall be made by wire transfer of Federal or other immediately available funds for credit to:

       U.S. Trust NYC
       ABA No. 021001318
       Account Name: Pacific Mutual General
         Concentration Account
       Account No. 89930714

       Each such wire transfer shall set forth the name of the Issuer, a reference to "Prospect Street Promissory Notes due 1998", and the due date and application (as among principal, interest and premium, if any) of the payment being made.

  (2)  Address for all notices relating to payments:

       Pacific Mutual Life Insurance Company
       700 Newport Center Drive
       Post Office Box 9000
       Newport Beach, California 92658-9000
       Attention: Investment Administration
       Tel: (714) 640-3379
       Fax: (714) 640-3199

  (3)  Address for all physical settlements:

       U.S. Trust Company of California
       Attn: Securities Department
       770 Broadway, 13th Floor
       New York, New York 10003
       A/C Name: Pacific Mutual General
       Concentration Account
       A/C Number: 89930714

  (4)  Address for all other communications and notices:

       Pacific Mutual Life Insurance Company
       700 Newport Center Drive
       Post Office Box 9000
       Newport Beach, California 92658-9000
       Attention: Securities
       Tel: (714) 640-3379 Fax: (714) 640-3199

       with a copy to:

          Pacific Mutual Life Insurance Company
          Attn: Securities Administration
          P.O. Box 9000
          Newport Beach, California 92658-9000

  (5)  Tax Identification No.: 95-4229487